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                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT amended and restated as of this 10th day of May, 1999, effective as of January 1, 1997, between REVLON CONSUMER PRODUCTS CORPORATION, a Delaware corporation ("RCPC" and, together with its parent Revlon, Inc. and its subsidiaries, the "Company"), and GEORGE FELLOWS (the "Executive").

         RCPC wishes to continue the employment of the Executive with the Company, and the Executive wishes to accept continued employment with the Company, on the terms and conditions set forth in this Agreement.

         Accordingly, RCPC and the Executive hereby agree as follows:

         Employment, Duties and Acceptance.

         1.1 Employment, Duties. RCPC hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company, in the capacity of chief executive officer of Revlon, Inc., and to perform such other duties consistent with such position (including service as a director or officer of any affiliate of Revlon, Inc., if elected) as may be assigned by the Board of Directors of Revlon, Inc. The Executive's title shall be President and Chief Executive Officer, or such other titles of at least equivalent level consistent with the Executive's duties from time to time as may be assigned to the Executive by the Board of Directors of Revlon, Inc.

         1.2 Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive's ability, to devote the Executive's entire business time, energy and skill to such employment, and to use the Executive's best efforts, skill and ability to promote the Company's interests.

         1.3 Location. The duties to be performed by the Executive hereunder shall be performed primarily at the office of Revlon, Inc. in the New York City metropolitan area, subject to reasonable travel requirements consistent with the nature of the Executive's duties from time to time on behalf of the Company.

     2. Term of Employment; Certain Post-Term Benefits.

         2.1 The Term. The term of the Executive's employment under this Agreement (the "Term") shall commence on January 1, 1997 (the "Effective Date") and shall end on such date as is provided pursuant to Section 2.2.

         2.2 End-of-Term Provisions. At any time on or after November 30, 2000 RCPC shall have the right to give written notice of non-renewal of the Term. In the event RCPC gives such notice of non-renewal, the Term automatically shall be extended so that it ends twenty-four months after the last day of the month in which RCPC gives such notice. If RCPC shall not



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theretofore have given such notice, from and after December 31, 2002 unless and until RCPC gives written notice of non-renewal as provided in this Section 2.2, the Term automatically shall be extended day-by-day; upon the giving of such notice by RCPC, the Term automatically shall be extended so that it ends twenty-four months after the last day of the month in which RCPC gives such notice. Non-extension of the Term shall not be deemed to be a breach of this Agreement by RCPC for purposes of Section 4.4, provided, however, that during any period that the Executive's employment shall continue following termination of the Term, the Executive shall be eligible for severance on terms no less favorable than those of the Revlon Executive Severance Policy as in effect on the date of this Agreement (other than the provision in Paragraph IIIC(ii) establishing a limit of six months on the lump sum provided for therein, which shall not be applicable to the Executive) upon the Executive's compliance with the terms thereof, and the Executive shall be deemed to be an employee at will.

         2.3 Special Curtailment. The Term shall end earlier than the date provided in Section 2.2, if sooner terminated pursuant to Section 4.

     3. Compensation; Benefits.

         3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, RCPC agrees to pay the Executive during the Term a base salary, payable bi-weekly in arrears, at the annual rate of not less than $1,250,000 during 1997, and not less than $1,800,000 during the balance of the Term (the "Base Salary"). All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations. In the event that RCPC, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute "Base Salary" for purposes of this Agreement.

         3.2 Bonus. In addition to the amounts to be paid to the Executive pursuant to Section 3.1, the Executive shall receive a maximum annual bonus of 100% of the Executive's Base Salary (based upon a target bonus of 100% of the Executive's Base Salary) at the rate in effect during the calendar year in which bonus is earned, based upon achievement of objectives set annually not later than March 31 of such year by the Compensation Committee of the Board of Directors of Revlon, Inc. If the Executive's employment shall end pursuant to
Section 4.2 at any time during the Term or pursuant to Section 4.4 at any time prior to the occurrence of a Triggering Event, the Executive's bonus with respect to the calendar year in which the termination occurs shall be an amount equal to the bonus that would have been payable to the Executive with respect to such year if the Executive had remained employed to the date for payment of bonuses under such Plan, multiplied by a fraction of which the numerator is the number of days of the Term during such year and the denominator is 365. If the Executive's employment shall end pursuant to Section 4.4 on or after the occurrence of a Triggering Event, then in addition to the payments in lieu of salary provided for in Section 4.4, the Executive shall be entitled to receive at the same times bi-weekly payments in lieu of target bonus at the annual rate equal to 100% of Base Salary, for the period of such payments in lieu of salary provided for in Section 4.4.



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         3.3 Stock Options. The Executive shall be recommended to the
Compensation Committee or other committee of the Board administering the Revlon, Inc. Amended and Restated 1996 Stock Plan or any plan that may replace it, as from time to time in effect, to receive an option not later than February 28 of each year of the Term, commencing in 1997, each such option to cover a minimum of 170,000 shares of Revlon common stock, have a term of 10 years and have an option exercise price equal to the market price of the Revlon common stock on the date of grant and otherwise to be on terms (other than number of shares covered) substantially the same as other senior executives of the Company generally, provided that if the Term is to end pursuant to Section
2.2 otherwise than at a calendar year end, the Company shall not be required to recommend that the stock option to be granted to the Executive with respect to such final year of the Term cover more than that number of shares that is the product of multiplying the annual grant provided for above by a fraction of which the numerator is the number of days of the Term during such final year and the denominator is 365, and provided further that this Section 3.3 shall not apply following a Triggering Event as defined in Section 4.4. In connection with any termination of the Executive's employment pursuant to Section 4.2 or 4.4, RCPC shall recommend to the Compensation Committee (or other committee of the Board of Directors at the time administering the Revlon Stock Plan or any successor plan pursuant to which stock options shall have been granted to the Executive) that the Executive shall be treated as having retired with Company consent for all purposes of such plan.

         3.4 Business Expenses. RCPC shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement, subject to and in accordance with applicable expense reimbursement and related policies and procedures as in effect from time to time.

         3.5 Vacation. During each year of the Term, the Executive shall be entitled to a vacation period or periods of four weeks taken in accordance with applicable vacation policy as in effect from time to time.

         3.6 Fringe Benefits.

         (i) During the Term, the Executive shall be entitled to participate in those qualified and non-qualified defined benefit, defined contribution, group insurance, medical, dental, disability and other benefit plans of the Company as from time to time in effect made available to senior executives of the Company generally and in the Company's Executive Medical Plan providing for reimbursement of medical and dental benefits not payable under plans generally available. In addition, in accordance with the directives of the Compensation Committee of the Board of Directors, during the Term the Executive shall use Company-provided private corporate jet aviation for the business and personal air travel of himself and his immediate family and shall be assigned the use of a Company-provided chauffeured automobile during the business week for personal and business use and at other times as required for business purposes, and shall be grossed up for the tax effects of such use. Further, during the Term the Executive shall be entitled to reimbursement for tax preparation and financial counseling services as reasonably required, shall be entitled to the use of a Company-provided automobile in accordance with the

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Company's executive automobile policy and guidelines as from time to time in effect, and the Executive shall be reimbursed for the initiation fees, dues, assessments and like fees for membership in one country club of the Executive's choice.

         (ii) During the Term, RCPC agrees to make available to the Executive additional life insurance coverage with a death benefit of three times the Executive's Base Salary from time to time, subject to the insurer's satisfaction with the results of any required medical examination, to which the Executive hereby agrees to submit, and shall reimburse the Executive for the premium expense related thereto and gross the Executive up for the tax payable with respect to such reimbursement. Such coverage shall be provided pursuant to the Company's optional supplemental term insurance program, if available, or if not, the Executive may select a plan of the Executive's choice and may designate the beneficiary of such plan.

         (iii) During the Term RCPC shall maintain an individual policy of disability insurance, naming the Executive as the insured and the Executive or a designee as the beneficiary, with a benefit equal to (A) fifty percent of the sum of the Executive's Base Salary in effect on the date of disability plus the Executive's most recent annual bonus pursuant to Section 3.2 less (B) the long-term disability benefit payable under the Company's group disability program as in effect from time to time (irrespective of whether the Executive has elected to participate in such long-term disability program), and upon the Executive's retirement in accordance with the requirements of the Company's former supplemental employees' retirement plan the Company shall provide to the Executive a death benefit equal to two times the Executive's final Base Salary (which benefit may be provided from insurance or from the Company's unsegregated general funds, as RCPC may elect).

         (iv) In furtherance of the Executive's retirement benefit expectations, and without limiting the Company's ability to modify, in any way, any or all of its defined benefit plans, RCPC agrees to guarantee to the Executive a minimum monthly pension as set forth below:

                  (a) Commencing with retirement on or after January 1, 2003 RCPC shall pay or provide a monthly straight life annuity pension amount of $41,667, reduced by the actuarial equivalent of all benefits paid or payable (calculated on a straight life annuity basis) to or in respect of the Executive under (i) the Revlon Employees Retirement Plan, the Revlon Pension Equalization Plan, any predecessor thereto and any successor thereto, (ii) any other defined benefit retirement plan, whether or not tax qualified, maintained by any present or future affiliate of the present controlling person of MacAndrews & Forbes Holdings, Inc., including Revlon, Inc. while it is so affiliated (a "MacAndrews Group Company"), in each case without regard to whether the plan has previously terminated, is being currently maintained or is established and maintained in the future. Such offset for benefits under other plans shall be determined as of the day this pension starts and shall not be subsequently adjusted on account of any subsequent benefit accruals or change in benefit amounts expected under such other plans, whether on account of the Executive's death or otherwise.


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                  (b) The Executive may elect to have the pension determined pursuant to subsection (a) above paid as an actuarially equivalent joint and 50% survivor annuity with his spouse as beneficiary if she shall survive the Executive and be legally married to the Executive at the time of his death. Such election shall be made by the Executive not later than 90 days before the pension benefit is to start and shall take effect only if the Executive and his spouse are alive and married to each other on the day the pension starts. If the Executive's spouse dies after the pension starts and before the Executive, no adjustment shall be made to the amount of annual pension payable to the Executive.

                  (c) If the Executive dies before January 1, 2003, a lifetime pension shall be payable to the spouse, if any, to whom the Executive was legally married on the date of his death, commencing on January 1, 2003, in a monthly amount determined as if the Executive had survived to that date and had then elected to have his benefit paid as an actuarially equivalent joint and 50% survivor annuity with his spouse as beneficiary.

                  (d) For purposes of determining actuarial equivalence, the following assumptions shall be used: an interest rate equal to the AA corporate bond long term rate in effect on the first day of the month preceding the month in which the benefit is to start, the 1983 Group Annuity Mortality Table, and otherwise the reasonable actuarial assumptions and methods selected by RCPC's primary actuary.

                  (e) Notwithstanding any other provision of this Agreement, no supplemental pension shall be payable pursuant to this subsection 3.6(iv), and any amounts then being paid shall cease and the Executive shall immediately reimburse the Company for amounts theretofore paid, in the event that (x) prior to January 1, 2003 the Executive terminates his employment otherwise than as provided in Section 4.4,
         (y) the Executive materially breaches this Agreement (including
         Section 5, 6 or 7) or (z) RCPC terminates the Executive's employment (under this Agreement or otherwise) for "cause" as set forth in
         Section 4.3 of this Agreement.

                  (f) Payments pursuant to this clause (iv) shall be made quarterly or at such more frequent intervals as RCPC may elect. RCPC's obligation under this clause (iv) shall be an unsecured, unfunded and unaccrued contingent general obligation of RCPC to be satisfied from its unsegregated general funds, provided that RCPC shall have the right, if it so elects, to defease its obligation hereunder by the purchase and delivery to the Executive of an annuity on his life in the amount provided for above or to fund its obligation hereunder through the purchase of insurance or other instruments, and the Executive agrees to comply with the reasonable requests of RCPC should RCPC elect to do so, including by submitting to medical examination.


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


     4. Termination.

         4.1 Death. If the Executive shall die during the Term, the Term shall terminate and no further amounts or benefits shall be payable hereunder except pursuant to Section 3.6.

         4.2 Disability. If during the Term the Executive shall become physically or mentally disabled, whether totally or partially, such that the Executive is unable to perform the Executive's services hereunder for (i) a period of six consecutive months or (ii) shorter periods aggregating six months during any twelve month period, RCPC may at any time after the last day of the six consecutive months of disability or the day on which the shorter periods of disability shall have equaled an aggregate of six months, by written notice to the Executive (but before the Executive has returned to active service following such disability), terminate the Term and no further amounts or benefits shall be payable hereunder, except that the Executive shall be entitled to receive until the first to occur of (x) the Executive ceasing to be disabled or (y) the Executive's attaining the age of 65, continued coverage for the Executive under the Company paid group life insurance plan (including supplemental coverage under Section 3.6) and for the Executive and his spouse and children, if any, under the Company's group medical (including executive medical) plan, to the extent permitted by such plans and to the extent such benefits continue to be provided to the Company's senior executives generally.

         4.3 Cause. In the event of gross neglect by the Executive of the Executive's duties hereunder, conviction of the Executive of any felony, conviction of the Executive of any lesser crime or offense involving the property of the Company or any of its subsidiaries or affiliates, willful misconduct by the Executive in connection with the performance of the Executive's duties hereunder or other material breach by the Executive of this Agreement, RCPC may at any time by written notice to the Executive terminate the Term and, upon such termination, the Executive shall be entitled to receive no further amounts or benefits hereunder, except as required by law.

         4.4 Company Breach; Other Termination. In the event of the breach of any material provision of this Agreement by the Company or the failure of the Compensation Committee (or other appropriate Committee of the Board of Directors of Revlon, Inc.) to fully implement RCPC's recommendations pursuant to Section 3.3, the Executive shall be entitled to terminate the Executive's employment and the Term upon 60 days' prior written notice to the Company. In addition, at any time following a Triggering Event, the Executive shall be entitled to terminate the Term and the Executive's employment upon 60 days' prior written notice to the Company for "Good Reason". As used herein, the term "Good Reason" shall mean any of the following occurring following a Triggering Event which is not agreed to in writing by the Executive: (a) a substantial adverse change in the Executive's assigned responsibilities, (b) a relocation of the Executive's principal place of business to a location which increases the Executive's round-trip commutation by more than 50 miles, (c) failure of the Executive to continue participation in bonus, salary review and equity incentive (or equivalent cash incentive) plans and programs at least substantially equivalent to those provided to the Executive prior to the Triggering Event, or (d) the failure of the Executive to participate in all material employee benefit plans and fringe benefit arrangements on substantially the same basis as like executives of the major business unit of which the Executive is a part, provided however that none of the

                                       6

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foregoing events shall constitute "Good Reason" unless within 30 days after obtaining actual knowledge of such event the Executive gives written notice to the Company of the Executive's intention to resign, specifically identifying the event constituting Good Reason therefor, and the Company shall fail to cure such event within 30 days after such notice. In addition, RCPC shall be entitled to terminate the Term and the Executive's employment at any time and without prior notice otherwise than pursuant to the provisions of Section 4.2 or 4.3. In consideration of the Executive's covenant in Section 5.2, upon termination under this Section 4.4 by the Executive, or in the event RCPC so terminates the Term otherwise than pursuant to the provisions of Section 4.2 or 4.3, RCPC agrees, and the Company's sole obligation arising from such termination (except as otherwise provided in Section 3.6) shall be (at the Executive's election by written notice within 10 days after such termination), for RCPC either

         (i) to make the payments in lieu of bonus prescribed by Section 3.2, to continue payments in lieu of Base Salary in the amounts prescribed by
Section 3.1 and to continue the Executive's participation in the benefits provided for in subsections (i), (ii) and (iii) of Section 3.6 (except, in the case of subsection (i), the use of private jet aviation and a chauffeur-driven car) (in each case less amounts required by law to be withheld) through the date on which the Term would have expired pursuant to Section 2.2 if RCPC had given notice of non-renewal on or as promptly as permitted by Section 2.2 after the date of termination, provided that such benefit continuation is subject to the terms of such plans, provided further that group life insurance continuation is subject to a limit of two years pursuant to the terms thereof, provided further that the Executive shall cease to be covered by medical and/or dental plans of the Company at such time as the Executive becomes covered by like plans of another company, and provided finally that the Executive shall, as a condition, execute such release, confidentiality, non-competition and other covenants as would be required in order for the Executive to receive payments and benefits under the Policy referred to in clause (ii) below, or

         (ii) to make the payments and provide the benefits prescribed by the Executive Severance Policy of the Company as in effect on the date of this Agreement other than the provision in Paragraph IIIC(ii) establishing a limit of six months on the lump sum payment provided for therein, which shall not be applicable to the Executive, upon the Executive's compliance with the terms thereof.



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If such termination of employment shall occur prior to a Triggering Event, any compensation earned by the Executive from other employment or a consultancy shall reduce the payments required pursuant to clause (i) above or shall be governed by the terms of the Executive Severance Policy as modified by the foregoing in the case of clause (ii) above, but if the Executive's termination of employment shall occur following a Triggering Event, the Executive shall have no duty to mitigate by seeking other employment or otherwise and no compensation earned by the Executive from other employment or a consultancy shall reduce the payments provided for by clause (i) or (ii). In addition to the payments prescribed by clause (i) or (ii) above, on or promptly after the date of termination, RCPC shall transfer to the Executive without charge title to the Company-leased automobile at the time provided to the Executive pursuant to Section 3.6(i) and gross the Executive up for all income taxes due with respect thereto. As used herein, "Triggering Event" shall mean the first to occur of any of the following:

         (i) a merger of or combination involving Revlon, Inc. or RCPC or any parent thereof other than a merger or combination in which more than 50% in voting power of the voting securities of the surviving or resulting corporation or other entity outstanding immediately after such transaction is beneficially owned (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) by persons who beneficially owned outstanding voting securities of Revlon, Inc. immediately prior to such transaction, or the execution of a definitive agreement for such a merger or combination, provided the same is in fact consummated; or

         (ii) the adoption of a Plan contemplating the liquidation of all or substantially all of the business and assets of the Company;

         (iii) a sale or other disposition of all or substantially all of the assets of the Company or of the business unit to which the Executive's services are at the time dedicated, if any, whether for cash, securities or other property, other than to a corporation or other entity in which more than 50% in voting power of the outstanding voting securities outstanding immediately after such transaction is beneficially owned by persons who beneficially owned outstanding voting securities of Revlon, Inc. immediately prior to such transaction, or the execution of a definitive agreement for such a sale or other disposition, provided the same is in fact consummated; or

         (iv) more than 50% of the voting power of the outstanding voting securities of Revlon, Inc. becomes beneficially owned, directly or indirectly, by one person or more than one person acting as a group other than the current beneficial owner of the ultimate parent company of Revlon, Inc.

         4.5 Section 280G.

         4.5.1 If it shall be determined by the firm of Ernst & Young (or if such firm shall be unable to serve, by another so-called Big 5 accounting firm selected by such firm) ("E&Y") that there is not substantial authority to support the deductibility for federal income tax purposes of one or more payments or benefits due to the Executive, pursuant to this Agreement

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or otherwise, by reason of section 280G of the Internal Revenue Code as amended
(the "Code") or any successor provisions, then RCPC shall reduce the payment in lieu of bonus provided for in Section 3.2 and then the payments in lieu of Base Salary provided for in Section 4.4 (said reductions to be applied in inverse order against the last payments otherwise due) to the extent necessary to avoid or, if full avoidance is not possible by such reductions, to minimize, the loss of deductions described above, provided that (a) except as specified in clause
(b) below, such reductions shall not exceed the amount of (i) payments or benefits due solely as a result of this Agreement as amended hereby (and not as a result of this Agreement as theretofore in effect or the Executive's participation in any incentive, benefit or severance plan or arrangement applicable to the Executive without regard to this Agreement), and (ii) benefits arising from the acceleration to February 12, 2000 of the exercisability of the stock options granted to the Executive effective February 12, 1999 (and not as a result of the grant of such stock options), provided that (b) such reductions shall exceed the amount specified in clause (a) above if and to the extent that E&Y determines that on an after-tax basis a further reduction pursuant to this clause (b) is more favorable to the Executive than foregoing such further reduction. The parties agree that all income tax returns filed for the periods affected by the foregoing shall be filed on a basis consistent with the determinations of E&Y pursuant hereto, and that the determinations of E&Y with respect to the foregoing shall be final and binding and not subject to judicial or other review (except by E&Y at its own instance before or after any filing). RCPC shall pay all fees and charges of E&Y in connection with this Section 4.5.

         4.5.2 The parties acknowledge that as a result of uncertainty in the application of Section 280G of the Code at the time of any determination by E&Y pursuant to Section 4.5.1, it is possible that amounts will be paid or distributed by RCPC to or for the benefit of the Executive which the parties intended under Section 4.5.1 not to have been paid or distributed (an "Overpayment") or that amounts will not be paid or distributed by RCPC to or for the benefit of the Executive that the parties intended under Section 4.5.1 to have been paid or distributed (an "Underpayment"). In the event that E&Y (based upon the assertion of a deficiency by the Internal Revenue Service against RCPC or its affiliates or against the Executive or at E&Y's own instance before or after any filing or deficiency) determines that an Overpayment or an Underpayment has been made, such amount shall be treated for all purposes as a loan by RCPC (in the case of an Overpayment) or by the Executive (in the case of an Underpayment) to the other party which shall, promptly following notice of such determination by E&Y, be repaid together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code, provided however that to the extent that any Overpayment would result in a reduction of payments or benefits other than those referred to in subclauses (i), (ii) and (iii) of Section 4.5.1(a), such loan shall be deemed made and the Executive shall be required to repay the same only to the extent that E&Y determines that on an after-tax basis such loan and repayment pursuant to this Section 4.5.2 is more favorable to the Executive than foregoing such loan and repayment, and provided further that no loan shall be deemed to have been made and no amount shall be required to be repaid pursuant to this Section
4.5.2 to the extent that in the opinion of counsel to the Company such loan and repayment would not either reduce the amount on which the Executive is subject to excise tax or increase the amount of payments that are deductible by the Company in relation to Section 280G of the Code.


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




         4.6 Litigation Expenses. If RCPC and the Executive become involved in any action, suit or proceeding relating to the alleged breach of this Agreement by RCPC or the Executive, then if and to the extent that a final judgment in such action, suit or proceeding is rendered in favor of the Executive, RCPC shall reimburse the Executive for all expenses (including reasonable attorneys' fees) incurred by the Executive in connection with such action, suit or proceeding or the portion thereof adjudicated in favor of the Executive. Such costs shall be paid to the Executive promptly upon presentation of expense statements or other supporting information evidencing the incurrence of such expenses.

     5. Protection of Confidential Information; Non-Competition.

         5.1 The Executive acknowledges that the Executive's services will be unique, that they will involve the development of Company-subsidized relationships with key customers, suppliers, and service providers as well as with key Company employees and that the Executive's work for the Company has given and will give the Executive access to highly confidential information not available to the public or competitors, including trade secrets and confidential marketing, sales, product development and other data and plans which it would be impracticable for the Company to effectively protect and preserve in the absence of this Section 5 and the disclosure or misappropriation of which could materially adversely affect the Company. Accordingly, the Executive agrees:

         5.1.1 except in the course of performing the Executive's duties provided for in Section 1.1, not at any time, whether during or after the Executive's employment with the Company, to divulge to any other entity or person any confidential information acquired by the Executive concerning the Company's or its affiliates' financial affairs or business processes or methods or their research, development or marketing programs or plans, any other of its or their trade secrets, any information regarding personal matters of any directors, officers, employees or agents of the Company or its affiliates or their respective family members, or any information concerning the circumstances of the Executive's employment and any termination of the Executive's employment with the Company or any information regarding discussions related to any of the foregoing. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial. In the event that the Executive is requested or required to make disclosure of information subject to this Section 5.1.1 under any court order, subpoena or other judicial process, the Executive will promptly notify RCPC, take all reasonable steps requested by RCPC to defend against the compulsory disclosure and permit RCPC to control with counsel of its choice any proceeding relating to the compulsory disclosure. The Executive acknowledges that all information the disclosure of which is prohibited by this section is of a confidential and proprietary character and of great value to the Company.


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         5.1.2 to deliver promptly to the Company on termination of the
Executive's employment with the Company, or at any time that RCPC may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company's business and all property associated therewith, which the Executive may then possess or have under the Executive's control.

         5.2 In consideration of RCPC's covenant in Section 4.4, the Executive agrees (i) in all respects fully to comply with the terms of the Employee Agreement as to Confidentiality and Non-Competition referred to in the Revlon Executive Severance Policy (the "Non-Competition Agreement"), whether or not the Executive is a signatory thereof, with the same effect as if the same were set forth herein in full, and (ii) in the event that the Executive shall terminate the Executive's employment otherwise than as provided in Section 4.4, the Executive shall comply with the restrictions set forth in paragraph 9(e) of the Non-Competition Agreement through the earliest date on which the Term would have expired pursuant to Section 2.2 if RCPC had given notice of non-renewal on or as promptly as permitted by Section 2.2 after the date of termination, subject only to the Company continuing to make payments equal to the Executive's Base Salary during such period, notwithstanding the limitation otherwise applicable under paragraph 9(d) thereof or any other provision of the Non-Competition Agreement.

         5.3 If the Executive commits a breach of any of the provisions of Sections 5.1 or 5.2 hereof, RCPC shall have the following rights and remedies:

         5.3.1 the right and remedy to immediately terminate all further payments and benefits provided for in this Agreement, except as may otherwise be required by law in the case of qualified benefit plans,

         5.3.2 the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages and disgorgement of profits will not provide an adequate remedy to the Company, and, if the Executive attempts or threatens to commit a breach of any of the provisions of Sections 5.1 or 5.2, the right and remedy to be granted a preliminary and permanent injunction in any court having equity jurisdiction against the Executive committing the attempted or threatened breach (it being agreed that each of the rights and remedies enumerated above shall be independent of the others and shall be severally enforceable, and that all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to RCPC under law or in equity), and

         5.3.3 the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Sections 5.1 or 5.2 hereof, and the Executive hereby agrees to account for and pay over such Benefits as directed by RCPC.


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

         5.4 If any of the covenants contained in Sections 5.1, 5.2 or 5.3, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

         5.5 If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision so as to be enforceable to the maximum extent permitted by applicable law and, in its reduced form, said provision shall then be enforceable.

         5.6 The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1, 5.2 and 5.3 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect RCPC's right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

         5.7 Any termination of the Term or the Executive's employment shall have no effect on the continuing operation of this Section 5.

     6. Inventions and Patents.

         6.1 The Executive agrees that all processes, technologies and inventions (collectively, "Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive's inventorship.

         6.2 If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the Executive's employment with the Company, it is to be presumed that the Invention was conceived or made during the Term.

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

         6.3 The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

     7. Intellectual Property.

     Notwithstanding and without limitation of Section 6, the Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with or during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder). The Executive shall, at the request of RCPC, execute such assignments, certificates or other instruments as RCPC may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

     8. Indemnification.

     RCPC will indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission of the Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.

     9. Notices.

     All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

     If to the Company, to:

                           Revlon Consumer Products Corporation
                           625 Madison Avenue
                           New York, New York 10022
                           Attention: General Counsel

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

     If to the Executive, to the Executive's principal residence as reflected in the records of the Company.

    10. General.

         10.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made between residents thereof and to be performed entirely in New York.

         10.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         10.3 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

         10.4 This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise. RCPC may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive's services are then principally devoted, provided that no assignment pursuant to clause (ii) shall relieve RCPC from its obligations hereunder to the extent the same are not timely discharged by such assignee.

         10.5 This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

         10.6 This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

    11. Subsidiaries and Affiliates. As used herein, the term "subsidiary" shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term "affiliate" shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                     REVLON CONSUMER PRODUCTS CORPORATION

                            By:      /s/ Wade H. Nichols
                                     ------------------
                                         Wade H. Nichols III

                                     /s/ George Fellows
                                     ------------------
                                         George Fellows





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